UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549
SCHEDULE 14A
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Tractor Supply Company

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TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com
To Our Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held on Thursday, May 1, 2008, at the Company’s Store Support Center in Brentwood, Tennessee 37027. The meeting will start at 10:00 a.m. (central time).
The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Tractor Supply Company’s activities for the fiscal year ended December 29, 2007, and there will be an opportunity for comments and questions from stockholders.
Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted. After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.
I look forward to seeing you at the Annual Meeting.
Sincerely,

James F. Wright
Chairman of the Board, President
   and Chief Executive Officer
March 21, 2008

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
TractorSupply.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008
Please join us for the 2008 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held at the Company’s Store Support Center, 200 Powell Place, Brentwood, Tennessee 37027, on Thursday, May 1, 2008, at 10:00 a.m. (central time).
The purposes of the meeting are:
1.	To elect directors to serve a one-year term ending at the 2009 Annual Meeting of Stockholders;

2.	To ratify the reappointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 27, 2008; and

3.	To transact any other business as may be properly introduced at the 2008 Annual Meeting of Stockholders.
These matters are more fully described in the proxy statement accompanying this notice.
This year, new Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these new rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
As stockholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.
By Order of the Board of Directors,

Joel A. Cherry
Senior Vice President-General Counsel
   and Corporate Secretary
Brentwood, Tennessee
March 21, 2008

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE
TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING,
SIGNING, DATING AND RETURNING A PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008
TABLE OF CONTENTS

ITEM 1 — ELECTION OF DIRECTORS	5
COMPENSATION OF DIRECTORS	6
BOARD MEETINGS AND COMMITTEES	8
CORPORATE GOVERNANCE	10
ITEM 2 — RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
EXECUTIVE COMPENSATION	15
COMPENSATION DISCUSSION AND ANALYSIS	16
2007 SUMMARY COMPENSATION TABLE	22
2007 NON-QUALIFIED DEFERRED COMPENSATION	23
2007 GRANTS OF PLAN-BASED AWARDS	24
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END	25
2007 OPTION EXERCISES AND STOCK VESTED	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	26
RELATED-PARTY TRANSACTIONS	31
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
STOCKHOLDER PROPOSALS	32
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS	33
OTHER MATTERS	33

MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2008
Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2008 Annual Meeting of Stockholders (“Meeting”). The Meeting will be held at our Store Support Center, located at 200 Powell Place, Brentwood, TN 37027, on Thursday, May 1, 2008 at 10:00 a.m. central time, or at any adjournment thereof.
We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 21, 2008.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
Who may vote at the Meeting?
The Board of Directors has set March 3, 2008 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock at the close of business on March 3, 2008, you may vote at the Meeting. You are entitled to one vote for each share of common stock you held on the record date.
A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder, for any purpose germane to the Meeting, during normal business hours for a period of ten days before the Meeting at our Store Support Center and at the time and place of the Meeting.
How many shares must be present to hold the Meeting?
A majority of our shares of common stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 37,529,846 shares of our common stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.
Why am I being asked to review materials on-line?
Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders (other than stockholders who held their shares in the Company’s 401(k) Plan) on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
What am I voting on?
You will be voting on the following:
•	The election of directors to serve a one-year term ending at the 2009 Annual Meeting of Stockholders;

•	The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	Any other matters properly introduced at the Meeting.
We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•	“FOR” the election of the director nominees named in this proxy statement; and

•	“FOR” the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm.
How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Computershare. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.
If like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.
If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail. You may only vote in person at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials.
We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.
Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on May 1, 2008, or the Company’s agent must receive your paper proxy card on or before May 1, 2008. If you hold your shares through the Company’s 401(k) Plan, the Company’s agent must receive your paper proxy card on or before May 1, 2008.
May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person.
Is my vote confidential?
Yes. Your proxy card, ballot and voting records will not be disclosed to us unless required by law, requested by you, or your vote is cast in a contested election.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting. The proposals in this Proxy Statement will be approved if they receive the following number of votes: (i) for the election of directors, each of the director nominees must receive the affirmative vote of a plurality of the shares issued and outstanding as of the record date, and (ii) the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.
If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal. This will not affect the election of directors. Since the other proposal described herein passes only if it receives a favorable vote from a majority of votes present at the Meeting, the fact that you are abstaining and not voting in favor of the proposal will have the same effect as if you had voted against the proposal.
Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Since the election of directors and the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm are routine matters, a broker may turn in a proxy card voting shares at the discretion of the broker on both matters.
Unless you indicate otherwise in your vote, the persons named as your proxies will vote your shares (a) FOR all nominees for director and (b) FOR the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm.
Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.
Can I revoke my proxy?
Yes. You can revoke your proxy by:
•	Filing written notice of revocation with our Corporate Secretary before the Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Meeting.
Where can I find voting results of the Meeting?
We will announce general voting results at the Meeting and publish final detailed voting results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008 or in an earlier filed Form 8-K.
Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact: Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4632.
ITEM 1 – ELECTION OF DIRECTORS
Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors. All nominees are presently directors of the Company. The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings.
Nominees for Directors
The Board, upon recommendation of its Nominating Committee, has nominated each of the directors named below for election at this Meeting. Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.
The following table sets forth certain information concerning these nominees:

	Director	Positions with Company, Directorships and
Name and Age	Since	Business Experience for Last Five Years
Johnston C. Adams, 60	2007	Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorship: WD-40 Company, since 2001.

William Bass, 45	2008	Chief Executive Officer of Fair Indigo since 2005. Previously served in several management positions for Sears, Roebuck & Company and Lands’ End from 1999 to 2005.

Jack C. Bingleman, 65	2005	President of Indian River Asset Management Inc. since 2001. Previously served as President of Staples International from 1997 to 2000. Served as President of Staples North American Stores from 1994 to 1997. Other directorship: Domtar Corporation, since 2005.

S.P. Braud, 77	1993	Vice President and director of Braud Design/Build Inc., since October 1992. Previously served as a Vice President and Chief Financial Officer of Service Merchandise Company, Inc. from 1986 to 1993.

Richard W. Frost, 56	2007	Chief Executive Officer of Louisiana-Pacific Corporation since December 2004. Previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004, Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003 and Vice President, Timberlands and Procurement from 1996 to April 2002.

Cynthia T. Jamison, 48	2002	National Director of CFO Services and Operating Committee Member in Tatum, LLC since 2002; Partner and Chief Financial Officer since 1999. Other directorship:
		B&G Foods, Inc. (Audit Committee Chair), since 2004.

	Director	Positions with Company, Directorships and
Name and Age	Since	Business Experience for Last Five Years
Gerard E. Jones, 71	1999	Adjunct Professor of Law at the Vermont Law School since September 2006. Also serves on Board of Trustees of The Nature Conservancy of Vermont. Served as Managing Partner of Corporate Governance Advisors, LLC from 2003 to 2005. Previously served as a partner in the law firm of Richards & O’Neil LLP from 1972 to 2003 and then served as Of Counsel to the law firm of Shipman & Goodwin LLP from 2001 to 2003.

George MacKenzie, 59	2007	Non-executive Chairman of American Water since May 2006. Served as interim Chief Executive Officer of American Water from January 2006 to April 2006. Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005. Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002. Other directorships: C&D Technologies, since 1999; Safeguard Scientifics, Inc. (Audit Committee Chair), since 2003 and American Water (non-executive Chair) since 2003.

Edna K. Morris, 56	2004	Served as President of Blue Coral Seafood & Spirits from April 2006 to October 2007. Served as President of James Beard Foundation from February 2005 to March 2006. Served as President of Red Lobster from 2002 to September 2003. Other directorships: Member of the Board of Trustees, Culinary Institute of America and Founding President, Women’s Foodservice Forum.

James F. Wright, 58	2002	Chairman of the Board, President and Chief Executive Officer of the Company since November 2007. Previously served as President and Chief Executive Officer of the Company from 2004 to November 2007 and as President and Chief Operating Officer of the Company from 2000 through 2004. Other directorship: Spartan Stores, Inc. since 2002.
If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of its Nominating Committee.
COMPENSATION OF DIRECTORS
The Compensation Committee has the responsibility to review and recommend compensation for the Company’s directors. In order to assist the Company in establishing such compensation, the Compensation Committee engaged Hewitt Associates, LLC, an independent, third-party consulting firm in fiscal 2006 to prepare an analysis of the compensation paid to the directors of the companies comprising the Company’s then-established peer group (see “Compensation Discussion and Analysis”). Based on that information, the Compensation Committee recommended to the Board that it pay the chair of the Audit Committee an annual retainer of $10,000, each chair of the Compensation, Nominating and Corporate Governance Committees an annual retainer of $5,000 and the Lead Director an annual retainer of $15,000. Each of the directors participates in the Company’s 2006 Stock Incentive Plan under which non-qualified stock options are typically granted to each non-employee director upon their initial election to the Board and annually upon reelection thereafter. In 2007, each new director was granted stock options for 3,500 shares, while incumbent directors were each awarded stock options for 2,000 shares. Exercise prices are equal to the fair market value of such shares on the date of grant and the options have a 10-year life. The Committee also recommended annual grants to the directors of restricted stock valued at $20,000 on the date of grant. All options and restricted stock awards granted to non-employee directors are made at the beginning of the new director term or initial appointment and vest at end of such term. Restricted shares must be held by the director for a period of one year following a director’s termination of service on the Board of Directors.
The following table provides compensation information for the one-year period ended December 29, 2007 for each non-employee member of our Board of Directors.

	Fees Earned
	or Paid in	Stock	Option
Name	Cash (1)	Awards (2) (3)	Awards (3) (4)	Total
Johnston C. Adams (5)	$30,917	$10,795	$41,829	$83,541
Jack C. Bingleman	$63,500	$20,000	$75,764	$159,264
S. P. Braud	$78,833	$20,000	$64,506	$163,339
Richard W. Frost (6)	$21,795	$7,726	$30,289	$59,810
Cynthia T. Jamison	$84,500	$20,000	$64,506	$169,006
Gerard E. Jones	$73,000	$20,000	$64,506	$157,506
George MacKenzie (7)	$46,833	$13,205	$51,740	$111,778
Joseph D. Maxwell (8)	$47,333	$22,792	$45,620	$115,745
Edna K. Morris	$72,000	$20,000	$64,506	$156,505
Sam K. Reed (9)	$27,500	$6,795	$80,390	$114,685
Joe M. Rodgers	$52,000	$20,000	$64,506	$136,506

(1)	Beginning in May 2007 (the commencement of a new term for directors), we paid each director who was not also an employee of the Company an annual retainer of $34,000 and an additional $3,000 for each Board meeting attended. Additionally, each committee chairperson (other than the Audit Committee chairperson) was paid a $5,000 annual retainer and the Audit Committee chairperson was paid a $10,000 annual retainer. The Lead Director receives an annual retainer of $15,000. We paid non-employee directors $1,000 for each committee meeting attended (provided that $2,000 is paid to each committee chairperson for each committee meeting attended). We paid non-employee directors one-half of these standard rates for each telephonic meeting attended. We reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. No director who is an employee of the Company received compensation for services as a director.

(2)	Each of our directors received an annual award of restricted stock valued at $20,000 as of the award date. This column reflects the grant date fair value of restricted stock awards recognized during the fiscal year, computed in accordance with SFAS 123R, “Share-Based Payments” (“FAS 123(R)”). For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 29, 2007, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed with the Securities and Exchange Commission on February 27, 2008. Such awards vest at the end of the one-year director term, with the related expense recognized ratably.

(3)	Each of our Directors is eligible to participate in our 2006 Stock Incentive Plan under which non-qualified stock options and deferred stock awards are granted. The aggregated number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each Director was as follows:

	Stock	Option
Name	Awards	Awards
Johnston C. Adams	310	3,500
Jack C. Bingleman	700	7,500
S. P. Braud	700	11,000
Richard W. Frost	392	3,500
Cynthia T. Jamison	700	15,984
Gerard E. Jones	700	6,000
George MacKenzie	390	3,500
Edna K. Morris	700	9,500
Joe M. Rodgers	700	23,668

(4)	Under our 2006 Stock Incentive Plan, each of our Directors was granted options for either (i) 3,500 shares of Common Stock upon their initial election to the Board in 2007 or (ii) 2,000 shares of Common Stock upon reelection to a new one-year term. This column reflects the grant date fair value of stock options vested during the fiscal year, computed in accordance with FAS 123(R). For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 29, 2007, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed with the Securities and Exchange Commission on February 27, 2008.

(5)	Mr. Adams was appointed to the Board of Directors on June 15, 2007.

(6)	Mr. Frost was appointed to the Board of Directors on August 10, 2007.

(7)	Mr. MacKenzie was appointed to the Board of Directors on May 2, 2007.

(8)	Mr. Maxwell retired from the Board of Directors on November 1, 2007. Effective on that retirement date, the Compensation Committee authorized an accelerated vesting of all remaining unvested options and an extension of all exercise periods to one year.

(9)	Mr. Reed completed his elected term on the Board of Directors on May 2, 2007. Effective on that date, the Compensation Committee authorized an accelerated vesting of all remaining unvested options and an extension of all exercise periods to one year.
BOARD MEETINGS AND COMMITTEES
How often did the Board meet in 2007?
The Board held seven meetings (including four regular quarterly meetings) during 2007, to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.
For 2007, each incumbent director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served.
What are the Standing Committees of the Board?

		Functions and		Number of
Committee	Members	Additional Information		Meetings
Audit	Cynthia T. Jamison *	•	Oversees financial reporting, policies, procedures and	13
	Jack C. Bingleman		internal controls of the Company
	George MacKenzie	•	Appoints the independent auditor
		•	Evaluates the general scope of the annual audit and approves all fees paid to the independent auditor
		•	Oversees and directs the scope of internal audit activities

Compensation	Edna K. Morris *	•	Reviews and approves compensation of directors and	8
	Johnston C. Adams		executive officers
	Gerard E. Jones Joe M. Rodgers	•	Reviews and approves grants of stock options to officers pursuant to stock incentive plans
		•	Reviews salary and benefit issues

Corporate Governance	S.P. Braud * Richard W. Frost	• •	Develops, sets and maintains corporate governance standards Reviews and monitors activities of Board members	8
	Edna K. Morris	•	Evaluates the effectiveness of the Board process and committee activities

Nominating	Gerard E. Jones*	•	Makes recommendations for nominees for director	8
	Johnston C. Adams	•	Evaluates qualifications for new candidates for director positions
Jack C. Bingleman
Cynthia T. Jamison

*	Committee chairperson
The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director within the meaning of the listing standards of the Nasdaq Global Select Market. In addition, the Board has determined that Ms. Jamison, the chair of the Audit Committee, and Messrs. MacKenzie and Bingleman, both of whom are Audit Committee members, are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the Nasdaq Global Select Market. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.
Does the Board have a lead director?
For several years, the Board has had a de facto lead director. Contemporaneous with the election of Mr. Wright as Chairman in November 2007, the Board formalized the lead director role, appointing long-time director S.P. Braud to the position. With the formal creation of this lead director position, the Corporate Governance Committee, established, and the Board ratified, the responsibilities of the Lead Director:
The Lead Independent Director is responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members as set forth in the Company’s governance guidelines, the specific responsibilities of the Lead Independent Director are as follows:
•	advise the Chair as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	provide the Chair with input as to the preparation of the agendas for the Board and committee meetings;

•	advise the Chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•	recommend to the Chair the retention of consultants who report directly to the Board;

•	interview, along with the chair of the Nominating Committee, all Board candidates, and make recommendations to the Nominating Committee and the Board;

•	assist the Board and Company officers in assuring compliance with and implementation of the Company’s governance guidelines; principally responsible for recommending revisions to the governance guidelines;

•	coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the Chair on sensitive issues;

•	evaluate, along with the members of the full board, the CEO’s and the Board’s performance; meet with the CEO to discuss same; summarize and remit the evaluations to the Board; and

•	recommend to the Chair the membership of the various Board committees, as well as selection of the committee chairs.

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the Nasdaq Global Select Market.
Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.
Director Independence and Board Operations
Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the Nasdaq Global Select Market.

Johnston C. Adams	Cynthia T. Jamison
William Bass	Gerard E. Jones
Jack C. Bingleman	George MacKenzie
S.P. Braud	Edna K. Morris
Richard W. Frost	Joe M. Rodgers
Our Chairman, in consultation with our Lead Director and each of the committee chairpersons, usually proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for non-management and independent directors are scheduled at each regularly scheduled Board meeting.
Directors have regular access to senior management. They may also seek independent, outside advice. The Board has established four standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2007 performance.
Director Candidates
The Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Proposals,” below.
Once the Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:
•	Personal characteristics:
-	highest personal and professional ethics, integrity and values;

-	an inquiring and independent mind; and

-	practical wisdom and mature judgment.
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government, education or technology.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.
After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
Code of Ethics
We have a Code of Ethics which covers all exempt employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the controller. The Code of Ethics is available in the “Corporate Governance” section of our website at TractorSupply.com. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Directors, chief executive officer, principal financial officer or controller) at this location on our website.
Communications with Members of the Board
Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027. As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the

Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Board Member Attendance at Annual Meeting
We strongly encourage each member of the Board to attend each Annual Meeting of Stockholders. All of our incumbent Directors attended the 2007 Annual Meeting.
Compensation Committee Interlocks and Insider Participation
Ms. Morris, Mr. Adams, Mr. Jones and Mr. Rodgers served on the Compensation Committee of the Board during 2007. There are no, and during 2007 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2007.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
ITEM 2 – RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2008. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and is considered by management to be well qualified. At the Meeting, the stockholders are being asked to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008.
Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the Audit Committee’s appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent auditors. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different registered independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.
Representatives of Ernst & Young LLP will attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by the Company’s independent registered public accounting firm, for the last two fiscal years, were as follows:

	2007	2006
Audit fees	$878,920	$1,075,162
Audit-related fees (1)	0	7,140
Tax fees	0	0
All other fees (2)	2,500	2,500

(1)	Amounts reflect fees related to services provided to clarify various accounting matters.

(2)	Amounts reflect license fees for online research tools.
All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.
From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.
The Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairperson of the Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Committee for that purpose.
Report of the Audit Committee
The Company’s Audit Committee consists of three directors. The Board has adopted a charter that governs the Audit Committee. (The Audit Committee charter can by found on the Company’s website at TractorSupply.com.) The members of the Audit Committee are Cynthia T. Jamison (Chairperson), Jack C. Bingleman and George MacKenzie, and each is “independent” as defined by the listing standards of the Nasdaq Global Select Market and applicable SEC regulations.
Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.
To fulfill our responsibilities, we did the following:
•	We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 29, 2007.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.

•	We discussed with the independent registered public accounting firm the matters that Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, rules of the SEC, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.

•	We received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 relating to its independence from the Company and its management, and we have discussed with Ernst & Young LLP its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.
The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.
Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us and the report of the independent registered public accounting firm, we approved the Company’s audited consolidated financial statements for fiscal 2007 and recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the SEC.
The Audit Committee submits this report:
Cynthia T. Jamison, Chairperson                      George MacKenzie
Jack C. Bingleman
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY
VOTE “FOR” THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 27, 2008.

EXECUTIVE COMPENSATION
Report of the Compensation Committee
The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.
The Compensation Committee is responsible for administering all of our equity-based plans. The Compensation Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement (the “CD&A”) for the year ended December 29, 2007 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the year ended December 29, 2007 for filing with the SEC.
By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Gerard E. Jones
Johnston C. Adams	Joe M. Rodgers
Compensation Committee Processes and Procedures
The Company’s executive compensation program is administered by the Compensation Committee of the Company’s Board of Directors, which was composed during 2007 of four non-employee directors of the Company who were each (i) independent as defined under the listing standards of the Nasdaq Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code. The Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives and other employees of the Company, including the Named Executive Officers, and the Company’s retirement and other benefit plans. As part of the Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation. The Committee reports to the Board of Directors on its activities.
The Committee reviews the performance and compensation of the chief executive officer and, with other advisors if appropriate, establishes his compensation level. For the remaining Named Executive Officers, the management liaison of the Compensation Committee consults with the chief executive officer to make recommendations to the Committee. The Committee considers and discusses the recommendations. With respect to equity compensation awards, the Committee typically grants equity-based awards based upon the recommendation of the chief executive officer.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s general counsel and vice president of human resources. Compensation Committee meetings are regularly attended by the Company’s chief executive officer, general counsel and vice president of human resources, but the Committee also meets in executive session at each meeting. Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and certain officers, including the chief executive officer, vice president of human resources, and general counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.
To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2007, the Compensation Committee engaged Hewitt Associates, LLC, an independent, third-party consulting firm. The Compensation Committee determined the scope of Hewitt’s assignment, and Hewitt worked with management on a limited basis under its direction. Hewitt did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation of Directors” and “Compensation Discussion and Analysis.”
COMPENSATION DISCUSSION AND ANALYSIS
Philosophy
We compensate our management team primarily through a mix of base salary, annual incentives and long-term incentives. Our goal is to attract and retain exceptional talent through a mix of short-term and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value. Our base salaries are designed to be competitive with our peer group and reward our executive officers’ contributions to the success of the Company. Our incentive compensation, which takes the form of cash bonuses, stock options and restricted stock, is designed to reward both short-term and long-term strategic management and align a portion of the incentives of our management with the long-term interests of our stockholders.
Benchmarking
Based upon discussions between management and the Compensation Committee’s independent consultant, Hewitt Associates, LLC, we established a peer group comprised of the following 17 publicly traded companies:

Advance Auto Parts, Inc.	Genesco Inc.	PetSmart, Inc.
Big Lots, Inc.	Guitar Center, Inc.	Pier 1 Imports, Inc.
Brown Shoe Company, Inc.	Linens ‘N Things, Inc.	The Sports Authority, Inc.
Collective Brands, Inc.	Longs Drug Stores Corp.	Trans World Entertainment Corp.
Dick’s Sporting Goods, Inc.	Michaels Stores, Inc.	Williams-Sonoma, Inc.
Fred’s, Inc.	PETCO Animal Supplies, Inc.
The Compensation Committee established our current peer group of companies in 2006. At that time, Guitar Center, Inc., PETCO Animal Supplies, Inc. and The Sports Authority, Inc. were publicly traded companies. All the companies in the peer group are retail businesses whose primary line of business is not clothing. We believe that these companies are representative of the sector in which we operate primarily because of their businesses or target markets and were chosen because we compete with them for talent.
The Compensation Committee presented Hewitt with its compensation strategy that base salaries and annual cash bonuses should approximate those at the 50th percentile of the peer group. In order to attract and retain the highest level of talent, in 2007 the Compensation Committee determined that it was necessary to increase the amount of long-term incentive compensation from the 50th percentile of the peer group to approximate that at the 75th percentile of the peer group. The Compensation Committee believes that above-average, performance-based long-term incentives will allow the Company to attract and retain executive talent while rewarding outstanding results and aligning the interests of the Company’s executive officers with stockholders. The actual target compensation for each of our executive officers may be more or less than those targets, however, based on performance, overall responsibilities and other subjective factors. Using this strategy, Hewitt analyzed the base salaries, cash bonuses and long-term incentives for companies in the peer group using publicly-available information, as well as Hewitt’s proprietary Total Compensation Database, and other industry information available to it.  Hewitt used a regression analysis to adjust the market values of the peer group’s compensation based on the Company’s revenues.
The overall results of this study, which Hewitt provided directly to the Compensation Committee (with a copy to the Company’s Senior Vice President of Human Resources), served as the starting point for our analysis.  The Compensation Committee studied the data and made adjustments based upon the Company’s operations, including those from a comparison of the responsibilities that certain officers have at the Company with those of officers with similar titles at companies in the peer group, internal equity and peer roles and responsibilities. The results of Hewitt’s analysis indicated that, for 2007, our target base salaries for the Named Executive Officers were at or slightly below the 50th percentile of the base salaries for similar positions for the Company’s peer group and that our annual target cash bonuses as a percentage of base salaries and in actual dollar amounts were below the 50th percentile. Hewitt’s analysis also indicated that, for 2007, our target long-term incentives were below the 75th percentile.
Base Salary
We believe it is appropriate to provide our executives with a level of cash compensation that recognizes their responsibilities, accomplishments and the demands that we place upon them.  Overall, and for the last several years, base salary levels for each position were and are targeted, on average, at or slightly below the 50th percentile of similar positions in the peer group.  Some variation above and below that level is permitted when we believe it is warranted based upon the individual’s experience, responsibility level and performance as well as Company performance in the preceding fiscal year.  After consideration of Hewitt’s analysis and a review of management’s recommendations regarding base salaries, the Compensation Committee established base salaries for each of our Named Executive Officers for 2007 as set forth in the 2007 Summary Compensation Table under the heading “Salary.”
Annual Cash Incentive Compensation
We provide an annual incentive to our executive officers using cash bonuses that are tied to Company goals.  We pay annual cash bonuses that, if earned, reward our executives for achieving our shorter-term goals.  Like our base salaries, the Compensation Committee set targets for cash bonuses near the 50th percentile of those of our peer group.
All executive officers participate in the Company’s Cash Incentive Plan (the “CIP”) under which they are eligible to receive a cash bonus.  The amount of the cash bonus is a percentage of the officer’s annual base salary and is calculated based upon the Company’s actual net income for the year in comparison to a Board-approved net income plan (the “Profit Performance”), which excluded in 2007 the financial effects of the Company’s share repurchase program.  The range of bonus payments for each Named Executive Officer is shown in the 2007 Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”  The incentive amounts payable as a percentage of base salary were as follows for the chief executive officer, executive vice-presidents and senior vice presidents:

	Percentage of Base	Percentage of Base	Percentage of Base
Attainment of	Salary Payable to	Salary Payable to	Salary Payable to
Profit Performance	CEO	EVPs	SVPs
Less than 90%	0	0	0
90% but less than 91%	25.0	16.0	14.0
91% but less than 92%	32.5	21.0	18.0
92% but less than 93%	40.0	26.0	22.0
93% but less than 94%	47.5	31.0	26.0
94% but less than 95%	55.0	36.0	30.0
95% but less than 96%	62.5	41.0	34.0
96% but less than 97%	70.0	46.0	38.0
97% but less than 98%	77.5	51.0	42.0
98% but less than 99%	85.0	56.0	46.0
99% but less than 100%	92.5	60.5	50.5
100% but less than 101%	100.0	65.0	55.0
101% but less than 102%	110.0	71.5	60.5
102% but less than 103%	120.0	78.0	66.0
103% but less than 104%	130.0	84.5	71.5
104% but less than 105%	140.0	91.0	77.0
105% but less than 106%	150.0	97.5	82.5
106% but less than 107%	160.0	104.0	88.0
107% but less than 108%	170.0	110.5	93.5
108% but less than 109%	180.0	117.0	99.0
109% but less than 110%	190.0	123.5	104.5
110% or more	200.0	130.0	110.0
The Company’s Profit Performance target for 2007 was $104.3 million. Although the Compensation Committee has the discretion to withhold all or a portion of the bonus based on subjective factors such as personal performance, unusual factors and strategic long-term decisions affecting the Company’s performance during the year, it did not do so for any Named Executive Officer for 2007. Because the Company achieved 94.6% of the Profit Performance target for 2007, the Named Executive Officers were awarded cash bonuses under the CIP as set forth in the 2007 Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
The Compensation Committee has made, and may in the future make, discretionary cash bonus awards to certain of the Company’s officers outside of the CIP to reward superior effort and results by those officers.
Long-Term Incentive Compensation
Historically, the Company relied primarily on stock option awards in granting long-term incentives. However, in fiscal 2007 the Compensation Committee redesigned the long-term incentives for the executive officers. In addition to using stock options, the Compensation Committee introduced restricted stock and approved a new long-term cash incentive plan as an additional incentive for executive officers to remain with the Company for several years. This program is intended to better align executive compensation with stockholders’ interests, better balance our existing long-term compensation programs between cash and equity awards and ensure that our compensation package acts as an executive attraction and retention tool.

Long-term incentives are the most significant element of the Company’s total executive officer compensation. This element of our compensation aligns the interests of the executive officers with other stockholders. Long-term incentives include the following stock and cash components:
•	Stock options

•	Restricted stock

•	Long-term cash awards
The specific mix of options, restricted stock awards and long-term cash awards was 50%, 30% and 20%, respectively, for each executive officer. The assigned total dollar value of the options, restricted stock awards and long-term cash awards for each executive officer within a specific officer rank (i.e. executive vice president, senior vice president or vice president) was intended to be the same for each and was calculated to determine a ‘blended’ dollar value to provide executive officers of that rank with long-term incentive award opportunities targeted at the 75th percentile of the peer group.
Stock Options
We have historically awarded incentive and non-qualified stock options to our executive officers under stockholder-approved plans on an annual basis.  Because options only have value if the price of the Company’s common stock increases after the grant date, we believe that these awards closely align employees’ interests with those of other stockholders.
Options are valued using the Black-Scholes method. The number of options granted is based on market data for comparable positions in both general and retailing industries.   Because we believe a larger portion of our more senior executives’ compensation should be tied to performance, a larger number of options are granted to the more senior executive officers, decreasing incrementally based on position.  We generally grant the same number of options to officers holding the same title subject to adjustment for subjective and objective factors such as (i) the individual participant’s past performance, (ii) expectations regarding the participant’s future contributions, and (iii) the Company’s overall performance.
The Compensation Committee generally makes equity awards once a year in February after it has had an opportunity to review and announce our financial results for the prior fiscal year and to consider our expectations and projections for the current fiscal year.  The Compensation Committee’s schedule is determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  Any executive officer hired during the year receives a grant at the time of hire for an aggregate number of stock options based on their title.
In 2007, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2007 Grants of Plan-Based Awards table under the heading “All Other Option Awards: Number of Securities Underlying Options.” The options vest ratably over a three-year period subject to continued employment.
Restricted Stock
In order to provide balance to our compensation plans consistent with our compensation strategies, we began making grants of restricted stock to our executive officers in 2007. The Compensation Committee replaced a portion of the award that had previously been made in stock options with a lesser number of restricted shares. Restricted shares are valued at the market price of our common stock at the date of grant.

Like stock options, grants of restricted stock are designed to reward our executive officers for generating increases in the price of the Company’s common stock. Unlike stock options, however, restricted shares represent the full value of a share of the Company’s common stock and have value whether or not the price of the Company’s stock goes up or down. Because the Company can issue a smaller number of restricted shares and provide the same value as a larger number of options, grants of restricted shares allow the Company to minimize its equity overhang.
In 2007, the Compensation Committee granted to each Named Executive Officer the number of shares of restricted stock set forth in the 2007 Grants of Plan-Based Awards table under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” The shares of restricted stock vest 100% on the third anniversary of the date of grant, subject to continued employment.
2007 Long-Term Cash Plan
The Long-Term Cash Plan (“LTCP”) is designed to reward executives for increases in the Company’s earnings per share (“EPS”) performance over a three-year period based on a pre-determined growth rate established at the time of grant. Awards under the plan are earned (or not earned) on an annual basis. Awards vest on the last day of the third year of each performance period, subject to the participant’s continued employment with the Company, and are paid by March 15 of the year following vesting. If the participant’s employment terminates before the performance period has ended due to retirement, death or disability, the participant will vest in a pro rata portion of the award based on performance during the entire performance period.
For 2007, the Compensation Committee determined to grant a number of “units” under the LTCP to each executive officer based on a beginning stock price of $45.00 per share and an annual EPS growth rate of 15%. The approximate incremental value of a unit was determined to be $23.00 (the approximate difference between the anticipated stock price after three years using the 15% annual growth rate minus $45.00), and was used to determine the number of units to be awarded to each executive officer. The Compensation Committee then determined the dollar value of the award for each executive officer based on the Committee’s expressed goal of having long-term incentives, in the aggregate, approximate the 75th percentile of the peer group and granted to each executive officer a number of units determined by dividing the dollar-goal of the long-term incentive for that participant by $23.00. The number of units granted to each Named Executive Officer in 2007 was as follows: Mr. Wright — 18,600 units; Mr. Crudele — 5,900 units; Mr. Ruta - 5,900 units; Mr. Fohl — 5,200 units; and Ms. Vella — 5,200 units. No bonus would be payable under the LTCP unless the EPS growth rate was at least 10% and awards under the LTCP were capped at 20% for 2007. Because the Company’s EPS growth rate was less than 10% during fiscal 2007, no bonuses were earned under the LTCP in fiscal 2007.
The Compensation Committee anticipates making grants under the LTCP each year and considered the cumulative effect that subsequent awards under the LTCP could have on a participant’s total compensation.
Deferred Compensation and Other Plans
The Company’s officers may also elect to participate in the Executive Deferred Compensation Plan (“EDCP”), which provides additional incentives for officers of the Company.  We believe the EDCP enhances the Company’s ability to attract and retain the services of qualified persons because it provides officers and other highly compensated employees a vehicle to contribute additional amounts to savings because those employees are subject to limits on the amounts they can contribute to the Company’s 401(k) Plan.  The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 100% of their annual incentive compensation under the CIP.  To be eligible for the salary deferral, each participant must contribute the maximum amount of salary to the Company’s 401(k) Plan subject to the Company’s match.  Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first 3% of base salary contributed and 50% on the next 3% of base salary contributed, limited to a maximum annual matching contribution of $4,500.  Each participant’s account earns simple annual interest at the prime rate in effect on January 1 of each year.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the EDCP are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.  Payments are made in cash and are paid in ten annual installments or in a single lump sum payment, at the election of the participant.
Severance Benefits
The Company does not maintain a severance plan for its employees.  The Company’s Chairman, President and Chief Executive Officer, James F. Wright, is party to an employment agreement with the Company setting forth the obligations of the Company to Mr. Wright and certain rights, responsibilities and duties of Mr. Wright.  The Company believes it is important to have an employment agreement with Mr. Wright in order to set forth Mr. Wright’s responsibilities and duties to the Company, as well as the Company’s obligations to him.  Additionally, the Company believes that the severance pay that would be provided to Mr. Wright by the agreement is consistent with industry practices and commensurate with the value to the Company of the restrictive covenants under which he would operate after a separation of employment. In the event that Mr. Wright’s employment is terminated by the Company without “cause” (as defined in the agreement) or by Mr. Wright for “good reason” (as defined in the agreement), Mr. Wright is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”
The employment agreement contains certain covenants by Mr. Wright, including covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of his employment.  Mr. Wright’s employment agreement is described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”
Change in Control Benefits
Each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for Cause (as defined therein), (ii) by reason of death or disability, or (iii) by the executive officer without Good Reason (as defined therein), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer must commit to be employed with the Company for six months following such change in control and have agreed not to compete for a one-year period after termination of employment.   The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”
It is our belief that reasonable change in control benefits are necessary in order to recruit and retain effective senior management.  Furthermore, we believe that the interests of our stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should reduce the reluctance of senior management to pursue potential change in control transactions that may be in the best interest of all stockholders.  We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.
Perquisites and Other Benefits
We provide our Named Executive Officers with perquisites and other benefits that we believe are consistent with our overall compensation strategy to attract and retain employees with superior talent. The Compensation

Committee annually reviews the perquisites that senior management receives.  Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage (equal to four times salary rounded to the next highest $1,000 up to a maximum of $1,000,000).  Senior management also participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical and dental benefits, extended sick pay, long-term disability, participation in the Company’s Employee Stock Purchase Plan, and a 15% discount on purchases at the Company’s stores.
Executive Compensation Tax Deductibility
Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and four other most highly paid executive officers in excess of $1.0 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by stockholders. Awards under the Company’s Stock Incentive Plan, CIP and LTCP are intended to qualify as performance-based. Because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, however, executive officer compensation that is not performance-based may exceed $1.0 million in a given year. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of the Company’s stockholders. For fiscal 2007, no executive’s non-performance-based compensation exceeded this $1.0 million threshold.
2007 SUMMARY COMPENSATION TABLE
The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 29, 2007 (the “Named Executive Officers”) for all services rendered in all capacities to the Company for the fiscal year ended December 29, 2007:

						Changes in
						Pension Value
						and Non-
					Non-Equity	qualified	All
Name			Stock	Option	Incentive Plan	Deferred	Other
and	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($) (1)	($) (2)	($) (2)	($) (3)	Earnings ($) (4)	($) (5)	($)
James F. Wright	2007	$803,585	$234,292	$1,512,297	$486,750	$121,070	$16,236	$3,174,230
Chairman, President	2006	$745,731	$—	$1,755,495	$231,000	$107,470	$15,060	$2,854,756
and Chief Executive Officer

Anthony F. Crudele	2007	$331,146	$75,800	$493,000	$140,400	$30,759	$12,885	$1,083,990
Exec. Vice President –	2006	$302,960	$—	$349,810	$57,120	$36,680	$4,975	$751,545
Chief Financial Officer and Treasurer

Stanley L. Ruta	2007	$313,872	$75,800	$424,658	$135,000	$47,788	$15,285	$1,012,403
Exec. Vice President –	2006	$287,010	$—	$657,166	$51,850	$59,422	$15,060	$1,070,508
Store Operations

Blake A. Fohl	2007	$174,938	$62,018	$246,406	$75,396	$96,284	$10,872	$665,914
Sr. Vice President – Marketing

Kimberly D. Vella	2007	$233,525	$62,018	$246,406	$74,160	$24,602	$11,277	$651,988
Sr. Vice President – Human Resources

(1)	The amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year. Amounts differ due to the timing of annual salary adjustments.

(2)	The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123(R) of awards, pursuant to the Company’s equity incentive plans, and therefore may include amounts from awards granted in and prior to 2007. For a description of the assumptions used by the Company in valuing these awards for fiscal 2007, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed with the SEC on February 27, 2008.

(3)	Amounts reflect incentive payments under the Company’s CIP, calculated based on the Company’s financial performance for the indicated period. See “Compensation Discussion and Analysis.”

(4)	Amounts reflect the aggregate increase in the Named Executive Officer’s deferred compensation earnings. A summary of the components thereof is set forth below under the heading “Non-Qualified Deferred Compensation.”

(5)	Amounts comprised as follows:

	Company	Group Term Life	Perquisites and
	Contribution to	Insurance	Other Personal
Name	401(k) Plan	Premiums	Benefits	Total
James F. Wright	$10,125	$6,111	$0	$16,236
Anthony F. Crudele	$10,125	$2,760	$0	$12,885
Stanley L. Ruta	$10,125	$5,160	$0	$15,285
Blake A. Fohl	$8,164	$2,708	$0	$10,872
Kimberly D. Vella	$10,125	$1,152	$0	$11,277
2007 NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth certain information about each Named Executive Officer’s participation in the Company’s defined contribution and non-qualified deferred compensation plans in fiscal 2007:

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate Balance
	Contributions	Contributions	Earnings	Distributions	at End of Year
Name	($) (1)	($) (1)	($) (1)	($)	($) (2)
James F. Wright	$69,877	$25,000	$48,354	$60,456	$628,941

Anthony F. Crudele	$21,137	$25,000	$5,122	$0	$78,659

Stanley L. Ruta	$24,297	$25,000	$18,991	$0	$260,591

Blake A. Fohl	$74,974	$20,000	$30,156	$0	$258,978

Kimberly D. Vella	$12,291	$20,000	$7,811	$0	$110,038

(1)	The amounts reported in these columns are included in the “2007 Summary Compensation Table” under the heading “Changes in Pension Value and Non-qualified Deferred Compensation Earnings.”

(2)	For a description of the Company’s EDCP, please see “Compensation Discussion and Analysis” in this Proxy Statement.

2007 GRANTS OF PLAN-BASED AWARDS
The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the Company’s 2006 Stock Incentive Plan and to receive a cash incentive under the Company’s CIP and LTCP in fiscal 2007.

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise or
			Estimated Possible Payouts Under			Number of	Number of	Base Price	Grant Date Fair
			Non-Equity Incentive Plan Awards (1)			Shares of	Securities	of Option	Value of Stock
	Grant		Threshold	Target	Maximum	Stock or	Underlying	Awards	and Option
Name	Date		($)	($)	($)	Units (#)(3)	Options (#)	($/Sh) (4)	Awards ($)
James F. Wright	2/7/07	(1)	$221,250	$885,000	$1,770,000	17,000	59,500	$46.17	$1,746,588
	2/7/07	(2)	$35,650	$142,600	$285,200
Anthony F. Crudele	2/7/07	(1)	$62,400	$253,500	$507,000	5,500	19,000	$46.17	$568,800
	2/7/07	(2)	$11,308	$45,233	$90,467
Stanley L. Ruta	2/7/07	(1)	$60,000	$243,750	$487,500	5,500	19,000	$46.17	$500,458
	2/7/07	(2)	$11,308	$45,233	$90,467
Blake A. Fohl	2/7/07	(1)	$35,185	$138,226	$276,452	4,500	15,000	$46.17	$308,424
	2/7/07	(2)	$9,967	$39,867	$79,733
Kimberly D. Vella	2/7/07	(1)	$34,608	$135,960	$271,920	4,500	15,000	$46.17	$308,424
	2/7/07	(2)	$9,967	$39,887	$79,733

(1)	Non-equity awards, as provided in the Company’s CIP, provide for various potential thresholds, targets and maximum payouts.

(2)	Non-equity awards, as provided in the Company’s LTCP, provide for various potential thresholds, targets and maximum payouts.

(3)	Reflect awards of restricted stock.

(4)	Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the day of the corresponding Committee meeting at which such awards are authorized. Options awarded to the Named Executive Officers vest ratably over a three-year period and have a ten-year life.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2007:

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
			Equity					Equity	Awards:
			Incentive					Incentive	Market or
			Plan					Plan	Payout
			Awards:			Number	Market	Awards:	Value of
	Number of	Number of	Number of			of Shares	Value of	Number of	Unearned
	Securities	Securities	Securities			or Units	Shares or	Unearned	Shares,
	Underlying	Underlying	Underlying			of Stock	Units of	Shares, Units	Units or
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	or Other	Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	(#) (1)	(#) (1)	(#)	($) (2)	Date (3)	(#) (4)	($)	Vested (#)	Vested ($)
James F. Wright	43,979	-0-	-0-	$2.24	11/01/10	-0-	$0	-0-	$0
	170,216	-0-	-0-	$3.36	1/25/11	-0-	$0	-0-	$0
	105,000	-0-	-0-	$8,91	1/24/12	-0-	$0	-0-	$0
	80,000	-0-	-0-	$19.64	1/23/13	-0-	$0	-0-	$0
	45,000	-0-	-0-	$42.65	1/22/14	-0-	$0	-0-	$0
	37,500	-0-	-0-	$32.68	10/01/14	-0-	$0	-0-	$0
	15,000	45,000	-0-	$36.40	2/02/15	-0-	$0	-0-	$0
	26,666	53,334	-0-	$61.27	2/09/16	-0-	$0	-0-	$0
	-0-	59,500	-0-	$46.17	2/07/17	17,000	$601,120	-0-	$0
Anthony F. Crudele	3,750	11,250	-0-	$48.21	9/26/15	-0-	$0	-0-	$0
	6,666	13,334	-0-	$61.27	2/09/16	-0-	$0	-0-	$0
	-0-	19,000	-0-	$46.17	2/07/17	5,500	$194,180	-0-	$0
Stanley L. Ruta	14,875	-0-	-0-	$3.36	1/25/11	-0-	$0	-0-	$0
	25,000	-0-	-0-	$8.91	1/24/12	-0-	$0	-0-	$0
	20,000	-0-	-0-	$19.64	1/23/13	-0-	$0	-0-	$0
	15,000	-0-	-0-	$42.65	1/22/14	-0-	$0	-0-	$0
	3,750	11,250	-0-	$36.40	2/02/15	-0-	$0	-0-	$0
	6,666	13,334	-0-	$61.27	2/09/16	-0-	$0	-0-	$0
	-0-	19,000	-0-	$46.17	2/07/17	5,500	$194,180	-0-	$0
Blake A. Fohl	13,000	-0-	-0-	$8.91	1/24/12	-0-	$0	-0-	$0
	10,000	-0-	-0-	$19.64	1/23/13	-0-	$0	-0-	$0
	7,500	-0-	-0-	$42.65	1/22/14	-0-	$0	-0-	$0
	1,875	5,625	-0-	$36.40	2/02/15	-0-	$0	-0-	$0
	3,333	6,667	-0-	$61.27	2/09/16	-0-	$0	-0-	$0
	-0-	15,000	-0-	$46.17	2/07/17	4,500	$159,120	-0-	$0
Kimberly D. Vella	10,000	-0-	-0-	$8.91	1/25/11	-0-	$0	-0-	$0
	3,333	-0-	-0-	$8.91	1/24/12	-0-	$0	-0-	$0
	3,638	-0-	-0-	$19.64	1/23/13	-0-	$0	-0-	$0
	7,500	-0-	-0-	$42.65	1/22/14	-0-	$0	-0-	$0
	1,875	5,625	-0-	$36.40	2/02/15	-0-	$0	-0-	$0
	3,333	6,667	-0-	$61.27	2/09/16	-0-	$0	-0-	$0
	-0-	15,000	-0-	$46.17	2/07/17	4,500	$159,120	-0-	$0

(1)	The vesting schedule for each option award is set by the Compensation Committee at the time of grant. Vesting can, and does, differ among the various grants, but is the same for each optionee. The vesting for options held by Named Executive Officers and outstanding as of year-end is as follows:

Grant Date	Vesting
11/01/00, 1/25/01	1/3 annually, over third through fifth years of life
1/24/02, 1/23/03, 1/22/04 and 10/01/04	1/3 annually, over first three years of life
2/02/05 and 9/26/05	1/4 annually, over second through fifth years of life
2/09/06 and 2/07/07	1/3 annually, over first three years of life

(2)	Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)	Reflects awards of restricted stock. Restricted stock awards vest on the third anniversary of the date of the award.

2007 OPTION EXERCISES AND STOCK VESTED
The following table reflects certain information with respect to options exercised by the Named Executive Officers during the fiscal year, as well as applicable stock awards that vested, during the fiscal year:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares
	Acquired On	Exercise	Acquired on Vesting	Value Realized on
Name	Exercise (#)	($) (1)	(#)	Vesting ($)
James F. Wright	29,784	$1,410,350	-0-	$0
Anthony F. Crudele	-0-	$0	-0-	$0
Stanley L. Ruta	-0-	$0	-0-	$0
Blake A. Fohl	23,000	$956,501	-0-	$0
Kimberly D. Vella	17,963	$804,774	-0-	$0

(1)	The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Payments Made Upon Termination
If the employment of any of the Named Executive Officers (other than Mr. Wright whose rights and obligations are described below under “Payments to Mr. Wright Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Executive Compensation,” “Compensation Discussion and Analysis” and “2007 Non-Qualified Deferred Compensation.” Except as described below, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or other form of equity compensation.
Payments Made Upon Disability
Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to $10,000 per month. The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer disability must preclude the subject officer’s ability to carry out only his/her executive function. The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation. The payments continue based on age and various Social Security qualifications.
If the employment of any of our Named Executive Officers who have received equity compensation awards is terminated due to disability, the terms of our standard stock option agreements for our 2006 Stock Incentive Plan provide for the acceleration of any unvested stock options. The stock option agreements for our 2006 Stock Incentive Plan generally provide that the officer has a three-year period following the date of termination during which to exercise the options. Stock option agreements for our 2000 Stock Incentive Plan generally provide that the officer has three months following the date of termination during which to exercise the options.

Payments Made Upon Death
In the event of the death of any of the Named Executive Officers, the benefits discussed above under the heading “Payments Made Upon Termination” would be payable. Additionally, our standard stock option agreements for our 2006 Stock Incentive Plan contain terms that provide for the acceleration of any unvested stock options upon the death of the officer. The stock option agreements for our 2006 Stock Incentive Plan also generally provide that the administrator of the officer’s estate has a one-year period after death during which to exercise the options. Stock option agreements for our 2000 Stock Incentive Plan generally provide that the officer’s estate has a one-year period after death during which to exercise the options.
Payments Made upon Retirement
In the event of the retirement of any of the Named Executive Officers, the benefits described above under the heading “Payments Made Upon Termination” would be payable. Additionally, our standard stock option agreements for our 2006 Stock Incentive Plan contain terms that provide for the acceleration of any unvested stock options upon Company-approved retirement of the officer. The stock option agreements for our 2006 Stock Incentive Plan also generally provide that the officer has a three-year period following the date of termination during which to exercise the options. Stock option agreements for our 2000 Stock Incentive Plan generally provide that the officer has three months following the date of termination during which to exercise the options.
Payments to Mr. Wright upon Certain Termination Events
Mr. Wright is party to an employment agreement with the Company. In the event that Mr. Wright’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Wright for good reason (as defined in his employment agreement), pursuant to his employment agreement, Mr. Wright is entitled to two years of his then-current base salary and bonus equal to the aggregate bonus paid to Mr. Wright for the two fiscal years immediately preceding the termination date, paid health insurance benefits through the second anniversary of the date of termination, any other unpaid benefits through the second anniversary of the date of termination, and outplacement services not to exceed $50,000 or for a period exceeding the earlier of one year from the termination date or the first acceptance by Mr. Wright of an offer of employment. The Company’s obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Wright from other employment during the period the Company is required to make any severance payments. The agreement also provides that upon such a termination, Mr. Wright will be fully vested in all then-outstanding stock options and all then-outstanding restricted shares of stock of the Company and all such options shall remain exercisable until the earlier of (i) the first anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of a termination other than a termination by the Company without cause or a termination by Mr. Wright for good reason, Mr. Wright would receive only base salary and benefits earned through the date of termination.
Independent members of the Board of Directors negotiated the terms of the employment agreement with Mr. Wright. The Company and Mr. Wright were each represented by separate legal counsel for the purposes of negotiating the agreement. The Compensation Committee of the Board of Directors reviewed and approved the terms of the employment agreement subject to approval by the full Board of Directors. The Board of Directors subsequently reviewed the terms of the employment agreement and approved the recommendation of the Compensation Committee.
The employment agreement acknowledges that Mr. Wright is party to a Change in Control Agreement (explained in further detail below) and provides that in the event of termination for any reason following a change in control of the Company during the term of the Change in Control Agreement, the provisions of the

Change in Control Agreement shall control and provide the exclusive means for determining severance benefits payable to Mr. Wright.
Payments To Be Made Upon a Change in Control
The Company has entered into Change in Control Agreements with each Named Executive Officer. Pursuant to these agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, the Named Executive Officer will receive:
•	the equivalent of 1.5 or two times the annual base salary and target incentive compensation for the year in which the date of termination falls (two times for Mr. Wright and 1.5 times for Messrs. Crudele, Ruta and Fohl and Ms. Vella) payable in a lump sum, in cash;

•	proration of the base salary and target incentive compensation for the year in which the date of termination occurs payable in a lump sum, in cash;

•	provision of existing life, disability and medical benefits for a period of 18 months or two years beyond the date of termination; and

•	the stock options outstanding at the date of termination will become fully vested and continue to be exercisable for a period of two years beyond the date of termination or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options. Further, each agreement provides for an additional “gross-up” payment to cover applicable excise tax and federal, state, and local income and employment taxes.

•	the restricted stock outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock. Further, each agreement provides for an additional “gross-up” payment to cover applicable excise tax and federal, state, and local income and employment taxes.
In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company. In addition, each Named Executive Officer has agreed, for a period of one year following termination of employment by the Company, that he will not compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.
Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers are substantially similar and expire in June 2012.
Pursuant to the agreements, a change in control is deemed to occur upon (1) any person becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company; or (2) any change in the majority of the Board of Directors during any two consecutive years during the term; or (3) consummation of a reorganization, merger or consolidation of the Company whereby more than 50% of the combined voting power of the then outstanding shares of the Company changes; or (4) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

The following tables show potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 29, 2007 termination date:
James F. Wright

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$0	$0	$1,770,000	$0	$1,770,000	$0
Non-equity incentive (2)	$0	$0	$717,750	$0	$1,770,000	$0
Stock options (unvested and accelerated) (3)	$0	$0	$0	$0	$601,120	$601,120
Health and welfare benefits (5)	$0	$0	$18,212	$0	$18,212	$0
Life insurance benefits (6)	$0	$0	$3,960	$0	$3,960	$0
Outplacement services (8)	$0	$0	$50,000	$0	$0	$0
Tax gross-up (7)	$0	$0	$0	$0	$2,613,985	$0
Anthony F. Crudele

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$0	$0	$0	$0	$585,000	$0
Non-equity incentive (2)	$0	$0	$0	$0	$379,800	$0
Stock options (unvested and accelerated) (3)	$0	$0	$0	$0	$194,480	$194,480
Health and welfare benefits (5)	$0	$0	$0	$0	$19,725	$0
Life insurance benefits (6)	$0	$0	$0	$0	$2,970	$0
Tax gross-up (7)	$0	$0	$0	$0	$743,704	$0
Stanley L. Ruta

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$0	$0	$0	$0	$562,500	$0
Non-equity incentive (2)	$0	$0	$0	$0	$365,625	$0
Stock options (unvested and accelerated) (3)	$0	$194,480 (4)	$0	$0	$194,480	$194,480
Health and welfare benefits (5)	$0	$0	$0	$0	$14,883	$0
Life insurance benefits (6)	$0	$0	$0	$0	$2,970	$0
Tax gross-up (7)	$0	$0	$0	$0	$641,629	$0

Blake A. Fohl

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$0	$0	$0	$0	$376,980	$0
Non-equity incentive (2)	$0	$0	$0	$0	$207,339	$0
Stock options (unvested and accelerated) (3)	$0	$0	$0	$0	$159,120	$159,120
Health and welfare benefits (5)	$0	$0	$0	$0	$19,725	$0
Life insurance benefits (6)	$0	$0	$0	$0	$2,970	$0
Tax gross-up (7)	$0	$0	$0	$0	$429,004	$0
Kimberly D. Vella

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
Executive Payments	or		Involuntary	Termination
Upon	Early	Normal	Termination	With	Change in	Death or
Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$0	$0	$0	$0	$370,800	$0
Non-equity incentive (2)	$0	$0	$0	$0	$203,940	$0
Stock options (unvested and accelerated) (3)	$0	$0	$0	$0	$139,120	$159,120
Health and welfare benefits (5)	$0	$0	$0	$0	$954	$0
Life insurance benefits (6)	$0	$0	$0	$0	$2,937	$0
Tax gross-up (7)	$0	$0	$0	$0	$423,633	$0

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)	Amount reflects the contractual multiple of the target cash incentive as set forth in the CIP and LTCP. The Company has no established policy or practice pertaining to severance pay for bonuses in the event of termination.

(3)	Amount reflects the value computed by multiplying (i) the difference between (a) $35.36, the closing price of a share of our Common Stock on December 29, 2007, the last business day of fiscal 2007 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.

(4)	Assumes approval by the Compensation Committee. The Compensation Committee has established the following “retirement” criteria for any acceleration of equity-based awards: (a) reaching 55 years of age and (b) completing 10 years of service to the Company. Mr. Ruta is the only Named Executive Officer who satisfies these criteria.

(5)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. medical, dental and disability) for the contractual duration of the respective agreements.

(6)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(7)	Amount reflects the aggregate tax liability (assuming a federal income tax rate of 35%, a 1.45% Medicare tax rate and, where applicable, a 20% excise tax rate) for the compensation herein reflected.

(8)	Amount assumes the maximum for outplacement services for the contractual duration of Mr. Wright’s employment agreement.

RELATED-PARTY TRANSACTIONS
The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. A copy of each report is furnished to us.
SEC regulations require us to identify in our proxy statement those individuals for whom any such report was not filed on a timely basis during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2007, all Directors, executive officers and greater than 10% beneficial owners have complied with all applicable Section 16(a) filing requirements.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of January 31, 2008, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. The determinations of “beneficial ownership” of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such rule provides that shares shall be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination. Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him. There were 37,528,371 shares of Common Stock issued and outstanding on January 31, 2008.

		Number of
Name of	Number of	Option	Percent
Beneficial Owner	Shares	Shares (1)	of Class (2)
Joseph H. Scarlett, Jr. (3)	4,067,783	-0-	10.8%
Capital Research Global Investors (4)	3,897,400	-0-	10.4
Johnston C. Adams	750	-0-	*
William Bass	-0-	-0-	*
Jack C. Bingleman	20,310	1,542	*
S.P. Braud	2,310	4,667	*
Richard W. Frost	-0-	-0-	*
Cynthia T. Jamison	310	13,651	*
Gerard E. Jones	17,810	6,667	*
George MacKenzie	-0-	-0-	*
Edna K. Morris	637	5,167	*
Joe M. Rodgers	31,842	19,335	*
James F. Wright	127,284	584,854	1.9
Anthony F. Crudele	1,490	27,165	*
Stanley L. Ruta	33,368	102,040	*
Blake A. Fohl	11,945	45,916	*
Kimberly D. Vella	2,589	39,887	*
All directors and executive officers as a group (16 persons)	250,645	850,887	2.9%

*	Less than 1% of outstanding common stock.

(1)	Reflects the number of shares that could be purchased by exercise of options exercisable on January 31, 2008 or within 60 days of January 31, 2008.

(2)	Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)	Includes 400,000 shares owned by Mr. Scarlett’s wife with respect to which Mrs. Scarlett has investment and voting power and Mr. Scarlett disclaims beneficial ownership. Includes 219,861 shares owned by the Scarlett Family Foundation with respect to which Mr. Scarlett has investment and voting power but disclaims beneficial ownership.

(4) Based solely on information set forth in a Schedule 13G filed with the SEC on January 10, 2008, these shares are owned by accounts for which Capital Research and Management Company serves as investment advisor. Such Schedule 13G indicated that Capital Research Global Investors had sole power to vote and direct the investment in all of such 3,897,400 shares. Capital Research Global Investors’ address is 333 South Hope Street, Los Angeles, California 90071.
STOCKHOLDER PROPOSALS
Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2009 Annual Meeting of Stockholders must submit such proposals in writing by November 21, 2008 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.
For a stockholder proposal that is not intended to be included in the Company’s proxy materials but is intended to be raised by the stockholder from the floor at the 2009 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s by-laws. The Company’s by-laws contain an advance notice provision which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than sixty (60) nor earlier than ninety (90) calendar days prior to the first anniversary of the date of the Company’s proxy statement for the prior year’s annual meeting (no later than January 20, 2009, and no earlier than December 21, 2008, for the Company’s 2009 Annual Meeting of Stockholders). In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.
AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO STOCKHOLDERS
A copy of the Company’s Annual Report on Form 10-K for fiscal 2007 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.
The Company filed its Annual Report on Form 10-K with the SEC on February 27, 2008. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2007, without exhibits. Please send a written request to Investor Relations, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027 or complete the request form on the investor relations page of our website at TractorSupply.com.
OTHER MATTERS
The Board does not intend to present any business at the Meeting other than the items stated in the “Notice of Annual Meeting of Stockholders” and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.
In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone. The costs of such solicitation will be borne by the Company. The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company’s Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

DIRECTIONS TO THE ANNUAL MEETING
From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood). Circle around the off-ramp and stay on Old Hickory Blvd. Turn left at the third light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga). Immediately merge right onto I-440 West via Exit #53 (toward Memphis). Merge onto I-65 South via Exit #5 (towards Huntsville). Follow I-65 South to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From West of Nashville
Follow I-40 East to I-65 South. Follow I-65 South to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Stockholders’ Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - James F. Wright	☐	☐	02 - Johnston C. Adams	☐	☐	03 - William Bass	☐	☐

	04 - Jack C. Bingleman	☐	☐	05 - S.P. Braud	☐	☐	06 - Richard W. Frost	☐	☐

	07 - Cynthia T. Jamison	☐	☐	08 - Gerard E. Jones	☐	☐	09 - George MacKenzie	☐	☐

	10 - Edna K. Morris	☐	☐

		For	Against	Abstain

2.	To ratify the reappointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 27, 2008.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
+

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Tractor Supply Company

Annual Stockholders’ Meeting
May 1, 2008
10:00AM central time
Store Support Center
200 Powell Place
Brentwood, Tennessee 37027
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I have received the Notice of 2008 Annual Stockholders’ Meeting (“the Meeting”) to be held on May 1, 2008 and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint JOEL A. CHERRY and DAVID C. LEWIS, or either of them, as proxies and attorneys-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the Meeting.
You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.
(Continued and to be voted on reverse side.)